CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. with respect to the filing of the Prospectus and Statement of Additional Information for the Spirit of America Energy Fund, a series of Spirit of America Investment Fund, Inc.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 9, 2014